Exhibit 99.1

Cross Country Healthcare Announces Second Quarter 2023 Financial Results

BOCA RATON, Fla.--(BUSINESS WIRE)--August 2, 2023--Cross Country Healthcare, Inc. (the "Company") (Nasdaq: CCRN) today announced financial results for its second quarter ended June 30, 2023.

SELECTED FINANCIAL INFORMATION:

		Variance		Variance
		Q2 2023 vs		Q2 2023 vs
Dollars are in thousands, except per share amounts	Q2 2023	Q2 2022		Q1 2023
Revenue	$540,695	(28)%		(13)%
Gross profit margin*	22.8%	20	bps	40	bps
Net income attributable to common stockholders	$21,345	(60)%		(27)%
Diluted EPS	$0.60	$(0.80)		$(0.21)
Adjusted EBITDA*	$44,440	(47)%		(15)%
Adjusted EBITDA margin*	8.2%	(290)	bps	(20)	bps
Adjusted EPS*	$0.69	$(0.71)		$(0.15)
Cash flows provided by operations	$119,248	557%		154%
* Refer to accompanying tables and discussion of non-GAAP (Generally Accepted Accounting Principles) financial measures below.

Second Quarter Business Highlights

  Revenue and Adjusted EPS exceeded guidance ranges
  Physician Staffing reported strong revenue growth of 105% year-over-year and 12% sequentially
  Travel demand increased throughout the quarter
  Strong quarterly operating cash flows of $119 million
  Repaid the full balance of $73.9 million on the term loan
  Repurchased approximately 200,000 shares of common stock for $4.7 million

“We are pleased that second quarter results met or exceeded our guidance ranges, reflecting strong execution in an environment where health systems remain focused on managing contingent labor spend,” said John A. Martins, President and Chief Executive Officer of Cross Country Healthcare. He continued, “Since the launch of Intellify, our proprietary vendor management system, we have successfully converted nearly half of our Managed Service Programs, saving us millions of dollars annually. Beyond the efficiencies this brings to Cross Country, we are excited about the opportunity that our technology offers clients to optimize their workforce, and to further improve our profitability as we continue to penetrate the vendor neutral space.”

Second quarter consolidated revenue was $540.7 million, a decrease of 28% year-over-year and 13% sequentially. Consolidated gross profit margin was 22.8%, up 20 basis points year-over-year and 40 basis points sequentially. Net income attributable to common stockholders was $21.3 million compared to $52.9 million in the prior year and $29.4 million in the prior quarter. Diluted earnings per share (EPS) was $0.60 compared to $1.40 in the prior year and $0.81 in the prior quarter. Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) was $44.4 million or 8.2% of revenue, as compared with $83.5 million or 11.1% of revenue in the prior year, and $52.1 million or 8.4% of revenue in the prior quarter. Adjusted EPS was $0.69 compared to $1.40 in the prior year and $0.84 in the prior quarter.

For the six months ended June 30, 2023, consolidated revenue was $1.2 billion, a decrease of 25% year-over-year. Consolidated gross profit margin was 22.6%, up 20 basis points year-over-year. Net income attributable to common stockholders was $50.8 million, or $1.41 per diluted share, compared to $114.9 million, or $3.03 per diluted share, in the prior year. Adjusted EBITDA was $96.6 million or 8.3% of revenue, as compared with $180.9 million or 11.7% of revenue in the prior year. Adjusted EPS was $1.53 compared to $3.10 in the prior year.

Quarterly Business Segment Highlights

Nurse and Allied Staffing

Revenue was $495.4 million, a decrease of 32% year-over-year and 15% sequentially. Contribution income was $56.5 million, a decrease from $97.6 million year-over-year and $67.2 million sequentially. Average field contract personnel on a full-time equivalent (FTE) basis were 11,385 as compared with 13,494 in the prior year and 12,518 in the prior quarter. Revenue per FTE per day was $474 compared to $591 in the prior year and $513 in the prior quarter. As expected, travel bill rates continued to normalize throughout the quarter and the number of professionals on assignment declined as clients continue to right-size their needs.

Physician Staffing

Revenue was $45.3 million, an increase of 105% year-over-year and 12% sequentially. Contribution income was $3.5 million, an increase from $1.2 million year-over-year and $1.7 million sequentially. Total days filled were 23,826 as compared with 12,416 in the prior year and 22,097 in the prior quarter. Revenue per day filled was $1,902 as compared with $1,781 in the prior year and $1,829 in the prior quarter. The year-over-year increase in revenue was driven by an increase in volume in several specialties. The year-over-year increase in contribution income was driven by higher revenue.

Cash Flow and Balance Sheet Highlights

Net cash provided by operating activities for the quarter was $119.2 million, due to continued profitability as well as a seven day sequential improvement in days' sales outstanding. For the six months ended June 30, 2023, net cash provided by operating activities was $166.1 million as compared to $10.9 million used in operating activities in the prior year.

During the second quarter, the Company repurchased and retired a total of 0.2 million shares of the Company's common stock for an aggregate price of $4.7 million, at an average market price of $23.78 per share. During the second quarter of 2023, the Company's Board of Directors authorized the replenishment of the amount remaining for share repurchases back to $100 million, effective for trades after May 3, 2023. As of June 30, 2023, the Company had 35.3 million unrestricted shares outstanding and $98.4 million remaining for share repurchases.

On June 30, 2023, the Company repaid outstanding obligations of $73.9 million under the term loan, and terminated the debt agreement. At June 30, 2023, the Company had $0.7 million in cash and cash equivalents, with $31.0 million of borrowings drawn under its revolving senior secured asset-based credit facility (ABL), and $18.2 million of letters of credit outstanding. As of June 30, 2023, borrowing base availability under the ABL was $289.2 million, with $240.0 million of excess availability.

Outlook for Third Quarter 2023

The guidance below applies to management’s expectations for the third quarter of 2023.

	Q3 2023 Range	Year-over-Year	Sequential
		Change	Change

Revenue	$440 million - $450 million	(31)% - (29)%	(19)% - (17)%

Adjusted EBITDA*	$27.0 million - $32.0 million	(58)% - (50)%	(39)% - (28)%

Adjusted EPS*	$0.35 - $0.45	$(0.72) - $(0.62)	$(0.34) - $(0.24)
* Refer to discussion of non-GAAP financial measures below.

The above estimates are based on current management expectations and, as such, are forward-looking and actual results may differ materially. The above ranges do not include the potential impact of any future divestitures, mergers, acquisitions, or other business combinations, changes in debt structure, or future significant share repurchases. The Company has updated its 2023 annual minimum guidance to at least $2.05 billion in revenue and a full year Adjusted EBITDA margin of approximately 8%.

See accompanying non-GAAP financial measures and tables below.

INVITATION TO CONFERENCE CALL

The Company will hold its quarterly conference call on Wednesday, August 2, 2023, at 5:00 P.M. Eastern Time to discuss its second quarter 2023 financial results. This call will be webcast live and can be accessed at the Company’s website at ir.crosscountry.com or by dialing 888-566-1290 from anywhere in the U.S. or by dialing 773-799-3776 from non-U.S. locations - Passcode: Cross Country. A replay of the webcast will be available from August 2nd through August 16th on the Company’s website and a replay of the conference call will be available by telephone by calling 800-819-5743 from anywhere in the U.S. or 203-369-3828 from non-U.S. locations - Passcode: 1402.

ABOUT CROSS COUNTRY HEALTHCARE

Cross Country Healthcare, Inc. is a market-leading, tech-enabled workforce solutions and advisory firm with 37 years of industry experience and insight. We help clients tackle complex labor-related challenges and achieve high-quality outcomes, while reducing complexity and improving visibility through data-driven insights. Diversity, equality, and inclusion is at the heart of the organization’s overall corporate social responsibility program, and closely aligned with our core values to create a better future for its people, communities, and its stockholders.

Copies of this and other press releases, as well as additional information about the Company, can be accessed online at ir.crosscountry.com. Stockholders and prospective investors can also register to automatically receive the Company’s press releases, filings with the Securities and Exchange Commission (SEC), and other notices by e-mail.

NON-GAAP FINANCIAL MEASURES

This press release and the accompanying financial statement tables reference non-GAAP financial measures, such as gross profit margin, adjusted EBITDA, and adjusted EPS. Such non-GAAP financial measures are provided as additional information and should not be considered substitutes for, or superior to, financial measures calculated in accordance with United States generally accepted accounting principles (GAAP). Such non-GAAP financial measures are provided for consistency and comparability to prior year results; furthermore, management believes they are useful to investors when evaluating the Company's performance as they exclude certain items that management believes are not indicative of the Company's future operating performance. Pro forma measures, if applicable, are adjusted to include the results of our acquisitions, and exclude the results of divestments, as if the transactions occurred in the beginning of the periods mentioned. Such non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure and a more detailed discussion of each financial measure; as such, the financial statement tables should be read in conjunction with the presentation of these non-GAAP financial measures.

In addition, forward-looking adjusted EBITDA and adjusted EPS for fiscal 2023 exclude potential charges or gains that may be recorded during the fiscal year, including among other things, the potential impact of any future divestitures, mergers, acquisitions, or other business combinations, changes in debt structure, or future significant share repurchases. We have not attempted to provide reconciliations of such forward-looking non-GAAP earnings guidance to the comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K, because the impact and timing of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the Company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of our financial performance.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Private Securities Litigation Reform Act of 1995, and are subject to the "safe harbor" created by those sections. Forward-looking statements consist of statements that are predictive in nature and/or depend upon or refer to future events. Words such as "expects", "anticipates", "intends", "plans", "believes", "estimates", "suggests", "appears", "seeks", "will", "could", and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, but are not limited to, the following: the overall macroeconomic environment, including increased inflation and interest rates, demand for the healthcare services we provide, both nationally and in the regions in which we operate, our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel healthcare professionals, the functioning of our information systems, the effect of cyber security risks and cyber incidents on our business, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our customers’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, including our ability to successfully integrate acquired businesses and realize synergies from such acquisitions, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors, including, without limitation, the risk factors set forth in Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed and updated in our Quarterly Reports on Form 10-Q and other filings with the SEC. You should consult any further disclosures the Company makes on related subjects in its filings with the SEC.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct, or (iv) our strategy, which is based in part on this analysis, will be successful. Except as may be required by law, the Company undertakes no obligation to update or revise forward-looking statements. All references to "the Company", "we", "us", "our", or "Cross Country" in this press release mean Cross Country Healthcare, Inc. and its consolidated subsidiaries.

Cross Country Healthcare, Inc.
Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2023	2022	2023	2023	2022

Revenue from services	$540,695	$753,561	$622,707	$1,163,402	$1,542,293
Operating expenses:
Direct operating expenses	417,556	583,156	483,284	900,840	1,197,094
Selling, general and administrative expenses	78,938	86,009	84,260	163,198	162,862
Bad debt expense	3,134	3,192	4,908	8,042	5,561
Depreciation and amortization	4,432	3,481	4,904	9,336	6,200
Restructuring costs (benefits)	913	(1,114)	429	1,342	(634)
Legal settlement charges	—	—	1,125	1,125	—
Impairment charges	533	—	—	533	1,741
Total operating expenses	505,506	674,724	578,910	1,084,416	1,372,824
Income from operations	35,189	78,837	43,797	78,986	169,469
Other expenses (income):
Interest expense	3,149	3,857	3,690	6,839	7,378
Loss on early extinguishment of debt	1,723	1,912	—	1,723	1,912
Other expense (income), net	11	(1,084)	(12)	(1)	(1,092)
Income before income taxes	30,306	74,152	40,119	70,425	161,271
Income tax expense	8,961	21,258	10,683	19,644	46,394
Net income attributable to common stockholders	$21,345	$52,894	$29,436	$50,781	$114,877

Net income per share attributable to common stockholders - Basic	$0.60	$1.41	$0.82	$1.43	$3.08

Net income per share attributable to common stockholders - Diluted	$0.60	$1.40	$0.81	$1.41	$3.03

Weighted average common shares outstanding:
Basic	35,351	37,471	35,864	35,606	37,251
Diluted	35,524	37,757	36,560	36,041	37,866

Cross Country Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2023	2022	2023	2023	2022
Adjusted EBITDA:[a]
Net income attributable to common stockholders	$21,345	$52,894	$29,436	$50,781	$114,877
Interest expense	3,149	3,857	3,690	6,839	7,378
Income tax expense[b]	8,961	21,258	10,683	19,644	46,394
Depreciation and amortization	4,432	3,481	4,904	9,336	6,200
Acquisition and integration-related costs (benefits)	64	—	(18)	46	40
Restructuring costs (benefits)[c]	913	(1,114)	429	1,342	(634)
Legal settlements and fees[d]	—	—	1,125	1,125	—
Impairment charges[e]	533	—	—	533	1,741
Loss on disposal of fixed assets	—	6	—	—	25
Loss on early extinguishment of debt[f]	1,723	1,912	—	1,723	1,912
(Gain) loss on lease termination[g]	—	(1,064)	8	8	(1,085)
Other expense (income), net	11	(26)	(20)	(9)	(32)
Equity compensation	2,205	2,114	1,775	3,980	3,715
System conversion costs[h]	1,104	172	129	1,233	367
Adjusted EBITDA[a]	$44,440	$83,490	$52,141	$96,581	$180,898
Adjusted EBITDA margin[a]	8.2%	11.1%	8.4%	8.3%	11.7%

Adjusted EPS:[i]
Numerator:
Net income attributable to common stockholders	$21,345	$52,894	$29,436	$50,781	$114,877
Non-GAAP adjustments - pretax:
Acquisition and integration-related costs (benefits)	64	—	(18)	46	40
Restructuring costs (benefits)[c]	913	(1,114)	429	1,342	(634)
Legal settlements and fees[d]	—	—	1,125	1,125	—
Impairment charges[e]	533	—	—	533	1,741
Loss on early extinguishment of debt[f]	1,723	1,912	—	1,723	1,912
System conversion costs[h]	1,104	172	129	1,233	367
Tax impact of non-GAAP adjustments	(1,132)	(1,061)	(427)	(1,559)	(878)
Adjusted net income attributable to common stockholders - non-GAAP	$24,550	$52,803	$30,674	$55,224	$117,425

Denominator:
Weighted average common shares - basic, GAAP	35,351	37,471	35,864	35,606	37,251
Dilutive impact of share-based payments	173	286	696	435	615
Adjusted weighted average common shares - diluted, non-GAAP	35,524	37,757	36,560	36,041	37,866

Reconciliation:
Diluted EPS, GAAP	$0.60	$1.40	$0.81	$1.41	$3.03
Non-GAAP adjustments - pretax:
Restructuring costs (benefits)[c]	0.03	(0.03)	0.01	0.04	(0.02)
Legal settlements and fees[d]	—	—	0.03	0.03	—
Impairment charges[e]	0.01	—	—	0.01	0.05
Loss on early extinguishment of debt[f]	0.05	0.05	—	0.05	0.05
System conversion costs[h]	0.03	—	—	0.03	0.01
Tax impact of non-GAAP adjustments	(0.03)	(0.02)	(0.01)	(0.04)	(0.02)
Adjusted EPS, non-GAAP[i]	$0.69	$1.40	$0.84	$1.53	$3.10

Cross Country Healthcare, Inc.
Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	June 30,	December 31,
	2023	2022

Assets
Current assets:
Cash and cash equivalents	$673	$3,604
Accounts receivable, net	484,885	641,611
Income taxes receivable	4,128	10,915
Prepaid expenses	6,753	11,067
Insurance recovery receivable	7,828	7,434
Other current assets	1,367	1,042
Total current assets	505,634	675,673
Property and equipment, net	24,844	19,662
Operating lease right-of-use assets	2,306	3,254
Goodwill	137,020	163,268
Other intangible assets, net	60,171	44,723
Non-current deferred tax assets	7,618	7,092
Non-current insurance recovery receivable	21,946	23,058
Other non-current assets	11,591	11,109
Total assets	$771,130	$947,839

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$139,555	$185,507
Accrued compensation and benefits	56,021	72,605
Operating lease liabilities - current	3,292	4,132
Current portion of earnout liability	15,800	7,500
Other current liabilities	1,359	1,896
Total current liabilities	216,027	271,640
Non-current debt	31,000	148,735
Operating lease liabilities - non-current	3,150	4,880
Non-current accrued claims	32,235	35,881
Non-current earnout liability	5,200	18,000
Uncertain tax positions - non-current	9,194	7,646
Other non-current liabilities	3,976	3,838
Total liabilities	300,782	490,620

Commitments and contingencies

Stockholders' equity:
Common stock	4	4
Additional paid-in capital	255,216	292,876
Accumulated other comprehensive loss	(1,379)	(1,387)
Retained earnings	216,507	165,726
Total stockholders' equity	470,348	457,219
Total liabilities and stockholders' equity	$771,130	$947,839

Cross Country Healthcare, Inc.
Segment Data[j]
(Unaudited, amounts in thousands)

	Three Months Ended						Year-over-Year	Sequential
	June 30,	% of	June 30,	% of	March 31,	% of	% change	% change
	2023	Total	2022	Total	2023	Total	Fav (Unfav)	Fav (Unfav)

Revenue from services:
Nurse and Allied Staffing	$495,376	92%	$731,443	97%	$582,302	94%	(32)%	(15)%
Physician Staffing	45,319	8%	22,118	3%	40,405	6%	105%	12%
	$540,695	100%	$753,561	100%	$622,707	100%	(28)%	(13)%
Contribution income:[k]
Nurse and Allied Staffing	$56,481		$97,567		$67,169		(42)%	(16)%
Physician Staffing	3,541		1,220		1,724		190%	105%
	60,022		98,787		68,893		(39)%	(13)%

Corporate overhead[l]	18,891		17,583		18,656		(7)%	(1)%
Depreciation and amortization	4,432		3,481		4,904		(27)%	10%
Restructuring costs (benefits)[c]	913		(1,114)		429		(182)%	(113)%
Legal settlement charges[d]	—		—		1,125		—%	100%
Impairment charges[e]	533		—		—		(100)%	(100)%
Other costs (benefits)	64		—		(18)		(100)%	(456)%
Income from operations	$35,189		$78,837		$43,797		(55)%	(20)%

	Six Months Ended						Year-over-Year
	June 30,	% of	June 30,	% of			% change
	2023	Total	2022	Total			Fav (Unfav)

Revenue from services:
Nurse and Allied Staffing	$1,077,678	93%	$1,497,023	97%			(28)%
Physician Staffing	85,724	7%	45,270	3%			89%
	$1,163,402	100%	$1,542,293	100%			(25)%
Contribution income:[k]
Nurse and Allied Staffing	$123,650		$207,668				(40)%
Physician Staffing	5,265		2,985				76%
	128,915		210,653				(39)%

Corporate overhead[l]	37,547		33,837				(11)%
Depreciation and amortization	9,336		6,200				(51)%
Restructuring costs (benefits)[c]	1,342		(634)				(312)%
Legal settlement charges[d]	1,125		—				(100)%
Impairment charges[e]	533		1,741				69%
Other costs	46		40				(15)%
Income from operations	$78,986		$169,469				(53)%

Other costs (benefits) include acquisition and integration-related costs (benefits).

Cross Country Healthcare, Inc.
Summary Condensed Consolidated Statements of Cash Flows
(Unaudited, amounts in thousands)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2023	2022	2023	2023	2022

Net cash provided by (used in) operating activities	$119,248	$18,141	$46,865	$166,113	$(10,897)
Net cash used in investing activities	(3,996)	(1,752)	(3,496)	(7,492)	(3,848)
Net cash (used in) provided by financing activities	(114,871)	(17,321)	(46,681)	(161,552)	13,987
Effect of exchange rate changes on cash	1	3	(1)	—	1
Change in cash and cash equivalents	382	(929)	(3,313)	(2,931)	(757)
Cash and cash equivalents at beginning of period	291	1,208	3,604	3,604	1,036
Cash and cash equivalents at end of period	$673	$279	$291	$673	$279
Cross Country Healthcare, Inc.
Other Financial Data
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2023	2022	2023	2023	2022

Revenue from services	$540,695	$753,561	$622,707	$1,163,402	$1,542,293
Less: Direct operating expenses	417,556	583,156	483,284	900,840	1,197,094
Gross profit	$123,139	$170,405	$139,423	$262,562	$345,199
Consolidated gross profit margin[m]	22.8%	22.6%	22.4%	22.6%	22.4%

Nurse and Allied Staffing statistical data:
FTEs[n]	11,385	13,494	12,518	11,952	13,474
Average Nurse and Allied Staffing revenue per FTE per day[o]	$474	$591	$513	$494	$609

Physician Staffing statistical data:
Days filled[p]	23,826	12,416	22,097	45,923	25,484
Revenue per day filled[q]	$1,902	$1,781	$1,829	$1,867	$1,776

(a)

Adjusted EBITDA, a non-GAAP financial measure, is defined as net income (loss) attributable to common stockholders before interest expense, income tax expense (benefit), depreciation and amortization, acquisition and integration-related (benefits) costs, restructuring (benefits) costs, legal settlements and fees, impairment charges, gain or loss on derivative, loss on early extinguishment of debt, gain or loss on disposal of fixed assets, gain or loss on lease termination, gain or loss on sale of business, other expense (income), net, equity compensation, and system conversion costs. Adjusted EBITDA is not and should not be considered a measure of financial performance under GAAP. Management presents Adjusted EBITDA because it believes that Adjusted EBITDA is a useful supplement to net income attributable to common stockholders as an indicator of operating performance. Management uses Adjusted EBITDA for planning purposes and as one performance measure in its incentive programs for certain members of its management team. Adjusted EBITDA, as defined, closely matches the operating measure as defined by the Company's credit facilities. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the Company's consolidated revenue.

(b)	Income taxes for the three months ended March 31, 2023 and June 30, 2023 reflected a decrease in book income.
(c)

Restructuring costs were primarily comprised of employee termination costs, lease-related exit costs, and reorganization costs as part of planned cost savings initiatives. Amounts for the three and six months ended June 30, 2022 include a benefit associated with the early termination of one of the Company's corporate offices which was previously restructured.

(d)

Legal settlements and fees included legal settlement charges as presented on the consolidated statements of operations, as well as legal fees pertaining to non-operational legal matters outside the normal course of operations, which are included in selling, general and administrative expenses. For the three months ended March 31, 2023 and six months ended June 30, 2023, the Company incurred $1.1 million, including legal fees, to settle a wage and hour class action lawsuit.

(e)

Impairment charges of $0.5 million for the three and six months ended June 30, 2023 related to the write-off of an abandoned IT project. Impairment charges for the six months ended June 30, 2022 were comprised of $1.7 million related to right-of-use assets and related property in connection with vacated leases.

(f)

Loss on early extinguishment of debt for the three and six months ended June 30, 2023 consisted of the write-off of debt issuance costs related to the payoff and termination of the term loan on June 30, 3023. Loss on early extinguishment of debt for the three and six months ended June 30, 2022 consisted of a prepayment premium and the write-off of debt issuance costs related to an optional prepayment on the term loan in the second quarter of 2022.

(g)

The gain on lease termination for the three and six months ended June 30, 2022 was primarily a result of the early termination of the lease for one of the Company's corporate offices, recognized in the second quarter of 2022.

(h)

System conversion costs include ERP system costs related to the upgrading and integrating of our middle and back-office platforms, with certain development costs capitalized and amortized in accordance with the Company's policies, and applicant tracking system costs related to the Company's project to replace its legacy system supporting its travel nurse staffing business.

(i)

Adjusted EPS, a non-GAAP financial measure, is defined as net income (loss) attributable to common stockholders per diluted share before the diluted EPS impact of acquisition and integration-related (benefits) costs, restructuring (benefits) costs, legal settlements and fees, impairment charges, gain or loss on derivative, loss on early extinguishment of debt, gain or loss on sale of business, system conversion costs, and nonrecurring income tax adjustments. Adjusted EPS is not and should not be considered a measure of financial performance under GAAP. Management presents Adjusted EPS because it believes that Adjusted EPS is a useful supplement to its reported EPS as an indicator of operating performance. Management believes it provides a more useful comparison of the Company's underlying business performance from period to period and is more representative of the future earnings capacity of the Company. Quarterly non-GAAP adjustment may vary due to rounding.

(j)	Segment data is provided in accordance with the Segment Reporting Topic of the Financial Accounting Standards Board Accounting Standards Codification.
(k)

Contribution income is defined as income (loss) from operations before depreciation and amortization, acquisition and integration-related (benefits) costs, restructuring (benefits) costs, legal settlement charges, impairment charges, and corporate overhead. Contribution income is a financial measure used by management when assessing segment performance.

(l)

Corporate overhead includes unallocated executive leadership and other centralized corporate functional support costs such as finance, IT, legal, human resources, and marketing, as well as public company expenses and corporate-wide projects (initiatives).

(m)

Gross profit is defined as revenue from services less direct operating expenses. The Company's gross profit excludes allocated depreciation and amortization expense. Gross profit margin is calculated by dividing gross profit by revenue from services.

(n)	FTEs represent the average number of Nurse and Allied Staffing contract personnel on a full-time equivalent basis.
(o)	Average revenue per FTE per day is calculated by dividing Nurse and Allied Staffing revenue, excluding permanent placement, per FTE by the number of days worked in the respective periods.
(p)	Days filled is calculated by dividing the total hours invoiced during the period, including an estimate for the impact of accrued revenue, by 8 hours.
(q)	Revenue per day filled is calculated by dividing revenue as reported by days filled for the period presented.

Contacts

Cross Country Healthcare, Inc.
William J. Burns, Executive Vice President & Chief Financial Officer
561-237-2555
wburns@crosscountry.com